Exhibit 99.1

 ESTIMATED RESERVES

AND FUTURE NET REVENUE

OIL AND GAS PROPERTIES

Owned By

MOUNTAINEER STATE ENERGY, INC.

LOCATED IN

ATHENS AND MEIGS COUNTIES, OHIO

AND

CALHOUN, JACKSON AND ROANE

COUNTIES, WEST VIRGINIA

Effective Date

12/31/2018

Exhibit 99.1

INDEX

Exhibit 99.1

 ESTIMATED RESERVES

AND FUTURE NET REVENUE

INTERESTS OWNED BY

MOUNTAINEER STATE ENERGY, INC.

INDEX

LETTER SCHEDULES

Summary Forecast of Production, Income and Estimated Future Net Revenue

Discounted at Ten Per Cent (10%)                                                                                        1

Maximum to Minimum One-Line Summary of Discounted Future Net Revenue                  2

Alphabetical One-Line Summary of the Forecast Entities                                                          3

Individual Cash Flows Accompanied by Production Decline Curves                                      4

Exhibit 99.1

LETTER

Exhibit 99.1

LEE KEELING AND ASSOCIATES, INC.

PETROLEUM CONSULTANTS

First Place Tower

15 East Fifth Street • Suite 3500 Tulsa, Oklahoma 74103-4350

(918) 587-5521 • Fax: (918) 587-2881

www.lkaengineers.com

March 15, 2019

New Concept Energy, Inc. 1603 LBJ Freeway, Suite 300

Dallas, Texas 75234

Attn:	Mr. Gene Bertcher Chief Executive Officer

Re:	Estimated Reserves and Future Net Revenue Proved Producing, Probable and Possible Reserves Oil and Gas Properties Owned by

Mountaineer State Energy, Inc.

Gentlemen:

In accordance with your request, we have prepared an estimate of net proved producing, probable and possible reserves and the future net revenue to be realized from the interests owned by Mountaineer State Energy, Inc. (Mountaineer) in oil and gas properties located in the states of Ohio and West Virginia. Our estimate includes all of Mountaineer’s net reserves. The effective date of this estimate is December 31, 2018, and the results are summarized as follows:

	ESTIMATED REMAINING
	NET RESERVES		FUTURE NET REVENUE

RESERVE	Oil	Gas	TOTAL	Disc. @ 10%
CLASSIFICATION	(BBLS)	(MCF)	($)	($)

Proved Developed
Producing	27,541	179,687	1,449,808	812,508
Probable	—	1,566,088	2,530,288	1,646,987
Possible	—	522,029	843,429	511,980
Total All Reserves	27,541	2,267,804	4,823,525	2,971,475
Note: Totals may not agree with schedules due to roundoff.

Future net revenue is the amount, exclusive of state and federal income taxes, which will accrue to the subject interests from continued operation of the properties to depletion. It should not be construed as a fair market or trading value.

No attempt has been made to determine whether the wells and facilities are in compliance with various governmental regulations, nor have costs been included in the event they are not.

Exhibit 99.1

This report consists of various summaries. Schedule No. 1 presents summary forecasts by reserve type of annual gross and net production, severance and ad valorem taxes, operating income and net revenue. Schedule No. 2 is a sequential listing of the forecast entities based on discounted future net revenue. A one-line alphabetical listing of the forecast entities is presented on Schedule No. 3. Supplemental data, presented as Schedule No. 4, includes the individual cash flows for the various entities. These are accompanied by production decline curves that show our projections of future producing rates.

BACKGROUND

This estimate is concerned with approximately one hundred twenty-five (125) gas and oil wells of which one hundred eleven (111) were selling gas with ten (10) producing oil on the effective date. Several additional wells are shut-in. These wells are located in two Ohio counties, Athens and Meigs, and the three West Virginia counties of Calhoun, Jackson and Roane. Composite production decline curves have been prepared of gas production (sales) for each of the five counties. These composite decline curves are the “forecast entities” referred to in the preceding paragraphs. Individual production decline curves with cash flows for the ten Berea oil wells and one gas well in Jackson County, West Virginia are also included.

CLASSIFICATION OF RESERVES

Reserves assigned to the various leases and/or wells have been classified as either “proved developed,” probable” or “possible” in accordance with the definitions of the proved reserves as promulgated by the Securities and Exchange Commission (SEC). See the attached Appendix: SEC Petroleum Reserve Definitions.

Developed Producing (Petroleum Resources Management System (PRMS) Definitions

Although not required for disclosure under SEC regulations, Proved Oil and Gas Reserves may be further sub-classified as Producing or Non-Producing according to PRMS definitions set out below:

•	Developed Producing (PDP) Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.

•	Developed Non-Producing (PDNP) Reserves include shut-in and behind-pipe reserves.

o	Shut-In Reserves are expected to be recovered from:
1.	Completion intervals which are open at the time of the estimate but which have not yet started producing.
2.	Wells which were shut-in for market conditions or pipeline connections; or
3.	Wells not capable of production for mechanical reasons.
o	Behind-Pipe Reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

Exhibit 99.1

Probable Reserves

Probable Reserves are those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than Proved Reserves, but more certain to be recovered than Possible Reserves.

Possible Reserves

Possible Reserves are those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than Probable Reserves.

ESTIMATION OF RESERVES

All of Mountaineer’s active gas wells have been producing for a considerable length of time and all have well-defined production declining trends. Reserves attributable to these wells were based upon extrapolation of these decline trends to an economic limit. Reserves attributable to the oldest of the Berea oil wells were estimated by extrapolation of the production decline trend to the economic limit.

Reserves anticipated from newer wells, probable and/or possible locations were based upon analogy with nearby wells which are producing from the same horizons in the respective areas.

Our estimate of reserves used all methods and procedures considered necessary, under the circumstances, to prepare this report.

FUTURE NET REVENUE

Oil and Gas Income

Income from the recovery and sale of the estimated oil and gas reserves were based on the average of prices received on the first day of each month for January 2018 through December 2018, as provided by the staff of Mountaineer.

These prices were $61.46 per barrel of oil, and $2.91 per MCF for gas in Ohio and West Virginia. The prices were held constant, but provisions were made for state severance and ad valorem taxes.

Operating Expenses

Anticipated monthly expenses were based on expenses supplied by Mountaineer. Expenses were not escalated but held constant for the various recovery periods.

Future Expenses

As provided by Mountaineer, provisions have been made for future expenses required for drilling and completion of wells to capture the probable and possible reserves. These costs have been held constant from current estimates.

GENERAL

The assumptions, data, methods and procedures used are appropriate for the purpose served by the report.

Exhibit 99.1

Information upon which this estimate of net reserves and future net revenue has been based was furnished by the staff of Mountaineer or was obtained by us from outside sources we consider to be reliable. This information is assumed to be correct. No attempt has been made to verify title or ownership of the subject properties. Wells were not inspected by a representative of this firm, nor were they tested under our supervision; however, the performance of the majority of the wells was discussed with the employees of Mountaineer.

This report has been prepared utilizing methods and procedures regularly used by petroleum engineers to estimate oil and gas reserves for properties of this type and character. The recovery of oil and gas reserves and projection of producing rates are dependent upon many variable factors including prudent operation, compression of gas when needed, market demand, installation of lifting equipment, and remedial work when required. The reserves included in this report have been based upon the assumption that the wells will be operated in a prudent manner under the same conditions existing on the effective date. Actual production results and future well data may yield additional facts, not presently available to us, which may require an adjustment to our estimates.

The projection of cash flow has been made assuming constant prices. There is no assurance that prices will not vary. For this reason and those listed in the previous paragraph, the future net cash from the sale of production from the subject properties may vary from the estimates contained in this report.

The information developed during the course of this investigation, basic data, maps and worksheets showing recovery determinations are available for inspection in our office.

We appreciate this opportunity to be of service to you.

Very truly yours,

Lee Keeling and Associates, Inc.

Exhibit 99.1

SEC Petroleum Reserve Definitions

§210.4-10 Financial accounting and reporting for oil and gas producing activities pursuant to the Federal securities laws and the Energy Policy and Conservation Act of 1975.

This section prescribes financial accounting and reporting standards for registrants with the Commission engaged in oil and gas producing activities in filings under the Federal securities laws and for the preparation of accounts by persons engaged, in whole or in part, in the production of crude oil or natural gas in the United States, pursuant to section 503 of the Energy Policy and Conservation Act of 1975 (42 U.S.C. 6383) (EPCA) and section 11(c) of the Energy Supply and Environmental Coordination Act of 1974 (15 U.S.C. 796) (ESECA), as amended by section 505 of EPCA. The application of this section to those oil and gas producing operations of companies regulated for ratemaking purposes on an individual-company-cost-of-service basis may, however, give appropriate recognition to differences arising because of the effect of the ratemaking process.

Exemption. Any person exempted by the Department of Energy from any record-keeping or reporting requirements pursuant to section 11(c) of ESECA, as amended, is similarly exempted from the related provisions of this section in the preparation of accounts pursuant to EPCA. This exemption does not affect the applicability of this section to filings pursuant to the Federal securities laws.

DEFINITIONS

(a)	Definitions. The following definitions apply to the terms listed below as they are used in this section:

(1)  Acquisition of properties. Costs incurred to purchase, lease or otherwise acquire a property, including costs of lease bonuses and options to purchase or lease properties, the portion of costs applicable to minerals when land including mineral rights is purchased in fee, brokers' fees, recording fees, legal costs, and other costs incurred in acquiring properties.

(2)  Analogous reservoir. Analogous reservoirs, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an “analogous reservoir” refers to a reservoir that shares the following characteristics with the reservoir of interest:

(i)	Same geological formation (but not necessarily in pressure communication with the reservoir of interest);
(ii)	Same environment of deposition;
(iii)	Similar geological structure; and
(iv)	Same drive mechanism.

Instruction to paragraph (a)(2): Reservoir properties must, in the aggregate, be no more favorable in the analog than in the reservoir of interest.

(3)   Bitumen. Bitumen, sometimes referred to as natural bitumen, is petroleum in a solid or semi-solid state in natural deposits with a viscosity greater than 10,000 centipoise measured at original temperature in the deposit and atmospheric pressure, on a gas free basis. In its natural state it usually contains sulfur, metals, and other non-hydrocarbons.

(4)  Condensate. Condensate is a mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

(5)  Deterministic estimate. The method of estimating reserves or resources is called deterministic when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

(6)	Developed oil and gas reserves. Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i)  Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii)   Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

(7)  Development costs. Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

(i)        Gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, gas lines, and power lines, to the extent necessary in developing the proved reserves.

(ii)      Drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly.

(iii)        Acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems.

(iv)	Provide improved recovery systems.

(8)   Development project. A development project is the means by which petroleum resources are brought to the status of economically producible. As examples, the development of a single reservoir or field, an incremental development in a producing field, or the integrated development of a group of several fields and associated facilities with a common ownership may constitute a development project.

(9)  Development well. A well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

(10)  Economically producible. The term economically producible, as it relates to a resource, means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. The value of the products that generate revenue shall be determined at the terminal point of oil and gas producing activities as defined in paragraph (a)(16) of this section.

Exhibit 99.1

(11)  Estimated ultimate recovery (EUR). Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

(12)  Exploration costs. Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects of containing oil and gas reserves, including costs of drilling exploratory wells and exploratory-type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (sometimes referred to in part as prospecting costs) and after acquiring the property. Principal types of exploration costs, which include depreciation and applicable operating costs of support equipment and facilities and other costs of exploration activities, are:

(i)   Costs of topographical, geographical and geophysical studies, rights of access to properties to conduct those studies, and salaries and other expenses of geologists, geophysical crews, and others conducting those studies. Collectively, these are sometimes referred to as geological and geophysical or G&G costs.

(ii)  Costs of carrying and retaining undeveloped properties, such as delay rentals, ad valorem taxes on properties, legal costs for title defense, and the maintenance of land and lease records.

(iii)	Dry hole contributions and bottom hole contributions.
(iv)	Costs of drilling and equipping exploratory wells.
(v)	Costs of drilling exploratory-type stratigraphic test wells.

(13)  Exploratory well. An exploratory well is a well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well as those items are defined in this section.

(14)	Extension well. An extension well is a well drilled to extend the limits of a known reservoir.

(15)   Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field that are separated vertically by intervening impervious, strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms structural feature and stratigraphic condition are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

(16)	Oil and gas producing activities. (i) Oil and gas producing activities include:

(A)  The search for crude oil, including condensate and natural gas liquids, or natural gas (“oil and gas”) in their natural states and original locations;

(B)  The acquisition of property rights or properties for the purpose of further exploration or for the purpose of removing the oil or gas from such properties;

(C)    The construction, drilling, and production activities necessary to retrieve oil and gas from their natural reservoirs, including the acquisition, construction, installation, and maintenance of field gathering and storage systems, such as:

(1)	Lifting the oil and gas to the surface; and
(2)	Gathering, treating, and field processing (as in the case of processing gas to extract liquid hydrocarbons); and

(D)  Extraction of saleable hydrocarbons, in the solid, liquid, or gaseous state, from oil sands, shale, coalbeds, or other nonrenewable natural resources which are intended to be upgraded into synthetic oil or gas, and activities undertaken with a view to such extraction.

Instruction 1 to paragraph (a)(16)(i): The oil and gas production function shall be regarded as ending at a “terminal point”, which is the outlet valve on the lease or field storage tank. If unusual physical or operational circumstances exist, it may be appropriate to regard the terminal point for the production function as:

a.  The first point at which oil, gas, or gas liquids, natural or synthetic, are delivered to a main pipeline, a common carrier, a refinery, or a marine terminal; and

b.  In the case of natural resources that are intended to be upgraded into synthetic oil or gas, if those natural resources are delivered to a purchaser prior to upgrading, the first point at which the natural resources are delivered to a main pipeline, a common carrier, a refinery, a marine terminal, or a facility which upgrades such natural resources into synthetic oil or gas.

Instruction 2 to paragraph (a)(16)(i): For purposes of this paragraph (a)(16), the term saleable hydrocarbons means hydrocarbons that are saleable in the state in which the hydrocarbons are delivered.

(ii)	Oil and gas producing activities do not include:
(A)	Transporting, refining, or marketing oil and gas;

(B)   Processing of produced oil, gas or natural resources that can be upgraded into synthetic oil or gas by a registrant that does not have the legal right to produce or a revenue interest in such production;

(C)  Activities relating to the production of natural resources other than oil, gas, or natural resources from which synthetic oil and gas can be extracted; or

(D)	Production of geothermal steam.
(17)	Possible reserves. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i)  When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

Exhibit 99.1

(ii)  Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii)  Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

(iv)  The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v)  Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi)   Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology. Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

(18)  Probable reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i)  When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii)  Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii)    Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

(iv)	See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section.

(19)  Probabilistic estimate. The method of estimation of reserves or resources is called probabilistic when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

(20)   Production costs. (i) Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and gas produced. Examples of production costs (sometimes called lifting costs) are:

(A)	Costs of labor to operate the wells and related equipment and facilities.
(B)	Repairs and maintenance.
(C)	Materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities.
(D)	Property taxes and insurance applicable to proved properties and wells and related equipment and facilities.
(E)	Severance taxes.

(ii) Some support equipment or facilities may serve two or more oil and gas producing activities and may also serve transportation, refining, and marketing activities. To the extent that the support equipment and facilities are used in oil and gas producing activities, their depreciation and applicable operating costs become exploration, development or production costs, as appropriate. Depreciation, depletion, and amortization of capitalized acquisition, exploration, and development costs are not production costs but also become part of the cost of oil and gas produced along with production (lifting) costs identified above.

(21)	Proved area. The part of a property to which proved reserves have been specifically attributed.

(22)   Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i)	The area of the reservoir considered as proved includes:
(A)	The area identified by drilling and limited by fluid contacts, if any, and

(B)   Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii)  In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

Exhibit 99.1

(iii)   Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv)  Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A)  Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B)	The project has been approved for development by all necessary parties and entities, including governmental entities.

(v)   Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

(23)	Proved properties. Properties with proved reserves.

(24)  Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

(25)  Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

(26)  Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

NOTE TO PARAGRAPH (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

(27)   Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

(28)  Resources. Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations.

(29)  Service well. A well drilled or completed for the purpose of supporting production in an existing field. Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion.

(30)  Stratigraphic test well. A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as “exploratory type” if not drilled in a known area or “development type” if drilled in a known area.

(31)  Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)        Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii)        Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii)           Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

(32)  Unproved properties. Properties with no proved reserves. SUCCESSFUL EFFORTS METHOD

(b)   A reporting entity that follows the successful efforts method shall comply with the accounting and financial reporting disclosure requirements of FASB ASC Topic 932, Extractive Activities—Oil and Gas.

FULL COST METHOD

(c)  Application of the full cost method of accounting. A reporting entity that follows the full cost method shall apply that method to all of its operations and to the operations of its subsidiaries, as follows:

Exhibit 99.1

(1)	Determination of cost centers. Cost centers shall be established on a country-by-country basis.
(2)	Costs to be capitalized. All costs associated with property acquisition, exploration, and development activities (as defined in paragraph

(a) of this section) shall be capitalized within the appropriate cost center. Any internal costs that are capitalized shall be limited to those costs that can be directly identified with acquisition, exploration, and development activities undertaken by the reporting entity for its own account, and shall not include any costs related to production, general corporate overhead, or similar activities.

(3)  Amortization of capitalized costs. Capitalized costs within a cost center shall be amortized on the unit-of-production basis using proved oil and gas reserves, as follows:

(i)  Costs to be amortized shall include (A) all capitalized costs, less accumulated amortization, other than the cost of properties described in paragraph (ii) below; (B) the estimated future expenditures (based on current costs) to be incurred in developing proved reserves; and (C) estimated dismantlement and abandonment costs, net of estimated salvage values.

(ii)  The cost of investments in unproved properties and major development projects may be excluded from capitalized costs to be amortized, subject to the following:

(A)       All costs directly associated with the acquisition and evaluation of unproved properties may be excluded from the amortization computation until it is determined whether or not proved reserves can be assigned to the properties, subject to the following conditions:

(1) Until such a determination is made, the properties shall be assessed at least annually to ascertain whether impairment has occurred. Unevaluated properties whose costs are individually significant shall be assessed individually. Where it is not practicable to individually assess the amount of impairment of properties for which costs are not individually significant, such properties may be grouped for purposes of assessing impairment. Impairment may be estimated by applying factors based on historical experience and other data such as primary lease terms of the properties, average holding periods of unproved properties, and geographic and geologic data to groupings of individually insignificant properties and projects. The amount of impairment assessed under either of these methods shall be added to the costs to be amortized.

(2)	The costs of drilling exploratory dry holes shall be included in the amortization base immediately upon determination that the well is dry.

(3) If geological and geophysical costs cannot be directly associated with specific unevaluated properties, they shall be included in the amortization base as incurred. Upon complete evaluation of a property, the total remaining excluded cost (net of any impairment) shall be included in the full cost amortization base.

(B)       Certain costs may be excluded from amortization when incurred in connection with major development projects expected to entail significant costs to ascertain the quantities of proved reserves attributable to the properties under development (e.g., the installation of an offshore drilling platform from which development wells are to be drilled, the installation of improved recovery programs, and similar major projects undertaken in the expectation of significant additions to proved reserves). The amounts which may be excluded are applicable portions of (1) the costs that relate to the major development project and have not previously been included in the amortization base, and (2) the estimated future expenditures associated with the development project. The excluded portion of any common costs associated with the development project should be based, as is most appropriate in the circumstances, on a comparison of either (i) existing proved reserves to total proved reserves expected to be established upon completion of the project, or (ii) the number of wells to which proved reserves have been assigned and total number of wells expected to be drilled. Such costs may be excluded from costs to be amortized until the earlier determination of whether additional reserves are proved or impairment occurs.

(C)     Excluded costs and the proved reserves related to such costs shall be transferred into the amortization base on an ongoing (well-by-well or property-by-property) basis as the project is evaluated and proved reserves established or impairment determined. Once proved reserves are established, there is no further justification for continued exclusion from the full cost amortization base even if other factors prevent immediate production or marketing.

(iii)  Amortization shall be computed on the basis of physical units, with oil and gas converted to a common unit of measure on the basis of their approximate relative energy content, unless economic circumstances (related to the effects of regulated prices) indicate that use of units of revenue is a more appropriate basis of computing amortization. In the latter case, amortization shall be computed on the basis of current gross revenues (excluding royalty payments and net profits disbursements) from production in relation to future gross revenues, based on current prices (including consideration of changes in existing prices provided only by contractual arrangements), from estimated production of proved oil and gas reserves. The effect of a significant price increase during the year on estimated future gross revenues shall be reflected in the amortization provision only for the period after the price increase occurs.

(iv)  In some cases it may be more appropriate to depreciate natural gas cycling and processing plants by a method other than the unit-of- production method.

(v)  Amortization computations shall be made on a consolidated basis, including investees accounted for on a proportionate consolidation basis. Investees accounted for on the equity method shall be treated separately.

(4)  Limitation on capitalized costs. (i) For each cost center, capitalized costs, less accumulated amortization and related deferred income taxes, shall not exceed an amount (the cost center ceiling) equal to the sum of:

(A)   The present value of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of ten percent and assuming continuation of existing economic conditions; plus

(B)	the cost of properties not being amortized pursuant to paragraph (i)(3)(ii) of this section; plus
(C)	the lower of cost or estimated fair value of unproven properties included in the costs being amortized; less

(D)  income tax effects related to differences between the book and tax basis of the properties referred to in paragraphs (i)(4)(i) (B) and (C) of this section.

(ii) If unamortized costs capitalized within a cost center, less related deferred income taxes, exceed the cost center ceiling, the excess shall be charged to expense and separately disclosed during the period in which the excess occurs. Amounts thus required to be written off shall not be reinstated for any subsequent increase in the cost center ceiling.

Exhibit 99.1

(5)  Production costs. All costs relating to production activities, including workover costs incurred solely to maintain or increase levels of production from an existing completion interval, shall be charged to expense as incurred.

(6)   Other transactions. The provisions of paragraph (h) of this section, “Mineral property conveyances and related transactions if the successful efforts method of accounting is followed,” shall apply also to those reporting entities following the full cost method except as follows:

(i)   Sales and abandonments of oil and gas properties. Sales of oil and gas properties, whether or not being amortized currently, shall be accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center. For instance, a significant alteration would not ordinarily be expected to occur for sales involving less than 25 percent of the reserve quantities of a given cost center. If gain or loss is recognized on such a sale, total capitalization costs within the cost center shall be allocated between the reserves sold and reserves retained on the same basis used to compute amortization, unless there are substantial economic differences between the properties sold and those retained, in which case capitalized costs shall be allocated on the basis of the relative fair values of the properties. Abandonments of oil and gas properties shall be accounted for as adjustments of capitalized costs; that is, the cost of abandoned properties shall be charged to the full cost center and amortized (subject to the limitation on capitalized costs in paragraph (b) of this section).

(ii)  Purchases of reserves. Purchases of oil and gas reserves in place ordinarily shall be accounted for as additional capitalized costs within the applicable cost center; however, significant purchases of production payments or properties with lives substantially shorter than the composite productive life of the cost center shall be accounted for separately.

(iii)  Partnerships, joint ventures and drilling arrangements. (A) Except as provided in paragraph (i)(6)(i) of this section, all consideration received from sales or transfers of properties in connection with partnerships, joint venture operations, or various other forms of drilling arrangements involving oil and gas exploration and development activities (e.g., carried interest, turnkey wells, management fees, etc.) shall be credited to the full cost account, except to the extent of amounts that represent reimbursement of organization, offering, general and administrative expenses, etc., that are identifiable with the transaction, if such amounts are currently incurred and charged to expense.

(B) Where a registrant organizes and manages a limited partnership involved only in the purchase of proved developed properties and subsequent distribution of income from such properties, management fee income may be recognized provided the properties involved do not require aggregate development expenditures in connection with production of existing proved reserves in excess of 10% of the partnership's recorded cost of such properties. Any income not recognized as a result of this limitation would be credited to the full cost account and recognized through a lower amortization provision as reserves are produced.

(iv)   Other services. No income shall be recognized in connection with contractual services performed (e.g. drilling, well service, or equipment supply services, etc.) in connection with properties in which the registrant or an affiliate (as defined in §210.1-02(b)) holds an ownership or other economic interest, except as follows:

(A) Where the registrant acquires an interest in the properties in connection with the service contract, income may be recognized to the extent the cash consideration received exceeds the related contract costs plus the registrant's share of costs incurred and estimated to be incurred in connection with the properties. Ownership interests acquired within one year of the date of such a contract are considered to be acquired in connection with the service for purposes of applying this rule. The amount of any guarantees or similar arrangements undertaken as part of this contract should be considered as part of the costs related to the properties for purposes of applying this rule.

(B) Where the registrant acquired an interest in the properties at least one year before the date of the service contract through transactions unrelated to the service contract, and that interest is unaffected by the service contract, income from such contract may be recognized subject to the general provisions for elimination of inter-company profit under generally accepted accounting principles.

(C) Notwithstanding the provisions of paragraphs (i)(6)(iv) (A) and (B) of this section, no income may be recognized for contractual services performed on behalf of investors in oil and gas producing activities managed by the registrant or an affiliate. Furthermore, no income may be recognized for contractual services to the extent that the consideration received for such services represents an interest in the underlying property.

(D) Any income not recognized as a result of these rules would be credited to the full cost account and recognized through a lower amortization provision as reserves are produced.

(7)	Disclosures. Reporting entities that follow the full cost method of accounting shall disclose all of the information required by paragraph

(k)   of this section, with each cost center considered as a separate geographic area, except that reasonable groupings may be made of cost centers that are not significant in the aggregate. In addition:

(i)  For each cost center for each year that an income statement is required, disclose the total amount of amortization expense (per equivalent physical unit of production if amortization is computed on the basis of physical units or per dollar of gross revenue from production if amortization is computed on the basis of gross revenue).

(ii)   State separately on the face of the balance sheet the aggregate of the capitalized costs of unproved properties and major development projects that are excluded, in accordance with paragraph (i)(3) of this section, from the capitalized costs being amortized. Provide a description in the notes to the financial statements of the current status of the significant properties or projects involved, including the anticipated timing of the inclusion of the costs in the amortization computation. Present a table that shows, by category of cost, (A) the total costs excluded as of the most recent fiscal year; and (B) the amounts of such excluded costs, incurred (1) in each of the three most recent fiscal years and (2) in the aggregate for any earlier fiscal years in which the costs were incurred. Categories of cost to be disclosed include acquisition costs, exploration costs, development costs in the case of significant development projects and capitalized interest.

(8)  For purposes of this paragraph (c), the term “current price” shall mean the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Exhibit 99.1

INCOME TAXES

(d) Income taxes. Comprehensive interperiod income tax allocation by a method which complies with generally accepted accounting principles shall be followed for intangible drilling and development costs and other costs incurred that enter into the determination of taxable income and pretax accounting income in different periods.

Exhibit 99.1

SCHEDULE 1

Exhibit 99.1

MOUNTAINEER STATE ENERGY, INC.	DATE : 03/14/2019
OHIO AND WEST VIRGINIA PROPERTIES	TIME : 16:29:50
PROVED DEVELOPED PRODUCING RESERVES	DBS : MountaineerSt
All Reserves	SETTINGS: LKA0119
SCENARIO : LKA0119

R E S E R V E S A N D E C O N O M I C S

AS OF DATE: 01/2019

--END-- MO-YEAR	GROSS OIL PRODUCTION	GROSS GAS PRODUCTION	NET OIL PRODUCTION	NET GAS PRODUCTION	NET OIL PRICE	NET GAS PRICE	NET OIL SALES	NET GAS SALES	TOTAL NET SALES
-------	---MBBLS---	----MMCF---	---MBBLS---	----MMCF---	---$/BBL---	---$/MCF---	-----M$----	-----M$----	-----M$----
12-2019	3.159		2.495	136.316	61.460	2.910	153.317	396.679	549.997
12-2020	2.848	433.668	2.243	379.056	61.460	2.910	137.867	1103.052	1240.920
12-2021	2.592	513.694	2.036	449.160	61.460	2.910	125.139	1307.056	1432.194
12-2022	2.375	388.652	1.862	339.806	61.460	2.910	114.430	988.834	1103.264
12-2023	2.189	294.736	1.713	257.672	61.460	2.910	105.278	749.825	855.103
12-2024	2.028	224.158	1.584	195.949	61.460	2.910	97.358	570.213	667.571
12-2025	1.887	171.088	1.471	149.538	61.460	2.910	90.428	435.156	525.584
12-2026	1.762	131.154	1.372	114.616	61.460	2.910	84.308	333.533	417.842
12-2027	1.651	95.570	1.283	83.497	61.460	2.910	78.861	242.977	321.837
12-2028	1.550	70.538	1.203	61.608	61.460	2.910	73.947	179.279	253.226
12-2029	1.458	53.846	1.130	47.014	61.460	2.910	69.474	136.812	206.286
12-2030	1.335	30.318	1.030	26.437	61.460	2.910	63.276	76.931	140.207
12-2031	1.183	8.502	0.904	7.356	61.460	2.910	55.545	21.406	76.951
12-2032	1.082	2.954	0.821	2.509	61.460	2.910	50.484	7.301	57.784
12-2033	1.027	2.796	0.780	2.376	61.460	2.910	47.921	6.915	54.837
S TOT	28.126	2578.060	21.927	2252.910	61.460	2.910	1347.633	6555.968	7903.603
AFTER	7.966	17.824	5.614	14.894	61.460	2.910	345.063	43.343	388.406
TOTAL	36.092	2595.884	27.541	2267.804	61.460	2.910	1692.696	6599.311	8292.009
--END--	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
MO-YEAR	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
-------	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----
12-2019	19.433	18.993	57.819	0.000	0.000	700.000	-246.248	-246.248	-240.105
12-2020	36.011	54.412	97.563	0.000	0.000	700.000	352.934	106.686	60.979
12-2021	40.279	64.691	122.403	0.000	0.000	0.000	1204.822	1311.507	1010.361
12-2022	31.699	48.842	122.403	0.000	0.000	0.000	900.320	2211.828	1655.306
12-2023	25.187	36.943	122.403	0.000	0.000	0.000	670.570	2882.398	2092.000
12-2024	20.229	28.005	122.403	0.000	0.000	0.000	496.934	3379.331	2386.197
12-2025	16.441	21.289	122.403	0.000	0.000	0.000	365.451	3744.782	2582.885
12-2026	13.535	16.239	122.403	0.000	0.000	0.000	265.665	4010.447	2712.868
12-2027	10.946	11.739	109.155	0.000	0.000	0.000	189.998	4200.444	2797.380
12-2028	9.058	8.578	102.531	0.000	0.000	0.000	133.059	4333.503	2851.184
12-2029	7.725	6.477	102.531	0.000	0.000	0.000	89.553	4423.056	2884.104
12-2030	5.844	3.525	73.363	0.000	0.000	0.000	57.475	4480.532	2903.333
12-2031	3.965	0.812	31.333	0.000	0.000	0.000	40.841	4521.372	2915.745
12-2032	3.291	0.145	16.947	0.000	0.000	0.000	37.402	4558.774	2926.075
12-2033	3.123	0.137	16.947	0.000	0.000	0.000	34.630	4593.404	2934.770
S TOT	246.765	320.828	1342.605	0.000	0.000	1400.000	4593.404	4593.404	2934.770
AFTER	22.121	0.934	135.230	0.000	0.000	0.000	230.122	4823.526	2971.475
TOTAL	268.886	321.762	1477.835	0.000	0.000	1400.000	4823.526	4823.526	2971.475
		OIL	GAS				P.W.	% P.W.,	M$
GROSS WELLS		--------- 14.0	--------- 111.0	LIFE, YRS.		32.92	------ 5.00	-------- 3719.450
GROSS ULT., MB & MMF		81.103	13786.671	DISCOUNT %		10.00	10.00	2971.475
GROSS CUM., MB & MMF		45.011	11190.786	UNDISCOUNTED PAYOUT, YRS.		1.70	12.00	2735.643
GROSS RES., MB & MMF		36.092	2595.885	DISCOUNTED PAYOUT, YRS.		1.80	15.00	2431.188
NET RES., MB & MMF		27.541	2267.804	UNDISCOUNTED NET/INVEST.		4.45	20.00	2023.918
NET REVENUE, M$		1692.696	6599.312	DISCOUNTED NET/INVEST.		3.34	25.00	1707.444
INITIAL PRICE, $		61.460	2.910	RATE-OF-RETURN, PCT.		100.00	40.00	1084.502
INITIAL N.I., PCT.		78.970	87.165	INITIAL W.I., PCT.		99.167	60.00	642.513
							80.00	399.445
							100.00	252.222

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT.

LEE KEELING AND ASSOCIATES, INC.

Exhibit 99.1

MOUNTAINEER STATE ENERGY, INC.	DATE : 03/14/2019
OHIO AND WEST VIRGINIA PROPERTIES	TIME : 16:29:50
PROVED DEVELOPED PRODUCING RESERVES	DBS : MountaineerSt
SETTINGS: LKA0119
SCENARIO : LKA0119

R E S E R V E S A N D E C O N O M I C S

AS OF DATE: 01/2019

--END-- MO-YEAR	GROSS OIL PRODUCTION	GROSS GAS PRODUCTION	NET OIL PRODUCTION	NET GAS PRODUCTION	NET OIL PRICE	NET GAS PRICE	NET OIL SALES	NET GAS SALES	TOTAL NET SALES
-------	---MBBLS---	----MMCF---	---MBBLS---	----MMCF---	---$/BBL---	---$/MCF---	-----M$----	-----M$----	-----M$----
12-2019	3.159	28.495	2.495	24.410	61.460	2.910	153.317	71.034	224.351
12-2020	2.848	24.904	2.243	21.387	61.460	2.910	137.867	62.236	200.103
12-2021	2.592	22.168	2.036	19.074	61.460	2.910	125.139	55.506	180.645
12-2022	2.375	20.007	1.862	17.241	61.460	2.910	114.430	50.172	164.602
12-2023	2.189	18.252	1.713	15.749	61.460	2.910	105.278	45.828	151.106
12-2024	2.028	16.796	1.584	14.507	61.460	2.910	97.358	42.215	139.573
12-2025	1.887	15.566	1.471	13.456	61.460	2.910	90.428	39.158	129.586
12-2026	1.762	14.512	1.372	12.555	61.460	2.910	84.308	36.535	120.843
12-2027	1.651	8.089	1.283	6.951	61.460	2.910	78.861	20.228	99.089
12-2028	1.550	4.927	1.203	4.198	61.460	2.910	73.947	12.217	86.164
12-2029	1.458	4.638	1.130	3.957	61.460	2.910	69.474	11.516	80.990
12-2030	1.335	4.133	1.030	3.525	61.460	2.910	63.276	10.257	73.532
12-2031	1.183	3.406	0.904	2.897	61.460	2.910	55.545	8.430	63.974
12-2032	1.082	2.954	0.821	2.509	61.460	2.910	50.484	7.301	57.784
12-2033	1.027	2.796	0.780	2.376	61.460	2.910	47.921	6.915	54.837
S TOT	28.126	191.641	21.927	164.793	61.460	2.910	1347.633	479.547	1827.180
AFTER	7.966	17.824	5.614	14.894	61.460	2.910	345.063	43.343	388.406
TOTAL	36.092	209.464	27.541	179.687	61.460	2.910	1692.696	522.890	2215.586
--END--	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
MO-YEAR	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
-------	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----
12-2019	11.340	2.711	42.915	0.000	0.000	0.000	167.385	167.385	159.596
12-2020	10.144	2.372	42.915	0.000	0.000	0.000	144.672	312.058	284.995
12-2021	9.176	2.113	42.915	0.000	0.000	0.000	126.441	438.499	384.629
12-2022	8.372	1.909	42.915	0.000	0.000	0.000	111.407	549.905	464.435
12-2023	7.691	1.743	42.915	0.000	0.000	0.000	98.757	648.662	528.749
12-2024	7.107	1.605	42.915	0.000	0.000	0.000	87.946	736.608	580.815
12-2025	6.599	1.489	42.915	0.000	0.000	0.000	78.583	815.191	623.108
12-2026	6.154	1.390	42.915	0.000	0.000	0.000	70.385	885.576	657.546
12-2027	5.410	0.602	29.667	0.000	0.000	0.000	63.410	948.986	685.752
12-2028	4.906	0.225	23.043	0.000	0.000	0.000	57.990	1006.976	709.200
12-2029	4.612	0.212	23.043	0.000	0.000	0.000	53.124	1060.099	728.729
12-2030	4.187	0.191	22.027	0.000	0.000	0.000	47.127	1107.227	744.496
12-2031	3.643	0.163	19.741	0.000	0.000	0.000	40.428	1147.654	756.778
12-2032	3.291	0.145	16.947	0.000	0.000	0.000	37.402	1185.056	767.108
12-2033	3.123	0.137	16.947	0.000	0.000	0.000	34.630	1219.686	775.802
S TOT	95.754	17.007	494.733	0.000	0.000	0.000	1219.686	1219.686	775.802
AFTER	22.121	0.934	135.230	0.000	0.000	0.000	230.122	1449.808	812.508
TOTAL	117.875	17.941	629.963	0.000	0.000	0.000	4823.526	1449.808	812.508
		OIL	GAS				P.W.	% P.W.,	M$
GROSS WELLS		--------- 10.0	--------- 111.0	LIFE, YRS.		32.92	------ 5.00	-------- 1040.454
GROSS ULT., MB & MMF		81.103	11400.250	DISCOUNT %		10.00	10.00	2971.475
GROSS CUM., MB & MMF		45.011	11190.786	UNDISCOUNTED PAYOUT, YRS.		0.00	12.00	2735.643
GROSS RES., MB & MMF		36.092	209.464	DISCOUNTED PAYOUT, YRS.		0.00	15.00	2431.188
NET RES., MB & MMF		27.541	179.687	UNDISCOUNTED NET/INVEST.		0.00	20.00	2023.918
NET REVENUE, M$		1692.696	522.89	DISCOUNTED NET/INVEST.		0.00	25.00	1707.444
INITIAL PRICE, $		61.460	2.910	RATE-OF-RETURN, PCT.		100.00	40.00	1084.502
INITIAL N.I., PCT.		78.970	85.664	INITIAL W.I., PCT.		95.899	60.00	642.513
							80.00	399.445
							100.00	252.222

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT.

LEE KEELING AND ASSOCIATES, INC.

Exhibit 99.1

MOUNTAINEER STATE ENERGY, INC.	DATE : 03/14/2019
OHIO AND WEST VIRGINIA PROPERTIES	TIME : 16:29:50
PROBABLE RESERVES	DBS : MountaineerSt
SETTINGS: LKA0119
SCENARIO : LKA0119

R E S E R V E S A N D E C O N O M I C S

AS OF DATE: 01/2019

--END-- MO-YEAR	GROSS OIL PRODUCTION	GROSS GAS PRODUCTION	NET OIL PRODUCTION	NET GAS PRODUCTION	NET OIL PRICE	NET GAS PRICE	NET OIL SALES	NET GAS SALES	TOTAL NET SALES
-------	---MBBLS---	----MMCF---	---MBBLS---	----MMCF---	---$/BBL---	---$/MCF---	-----M$----	-----M$----	-----M$----
12-2019	0.000	127.892	0.000	111.906	0.000	2.910	0.000	325.646	325.646
12-2020	0.000	351.552	0.000	307.608	0.000	2.910	0.000	895.138	895.138
12-2021	0.000	349.407	0.000	305.731	0.000	2.910	0.000	889.678	889.678
12-2022	0.000	262.055	0.000	229.298	0.000	2.910	0.000	667.258	667.258
12-2023	0.000	196.541	0.000	171.974	0.000	2.910	0.000	500.444	500.444
12-2024	0.000	147.406	0.000	128.980	0.000	2.910	0.000	375.333	375.333
12-2025	0.000	110.555	0.000	96.735	0.000	2.910	0.000	281.500	281.500
12-2026	0.000	82.916	0.000	72.551	0.000	2.910	0.000	211.125	211.125
12-2027	0.000	62.187	0.000	54.414	0.000	2.910	0.000	158.344	158.344
12-2028	0.000	46.640	0.000	40.810	0.000	2.910	0.000	118.758	118.758
12-2029	0.000	34.980	0.000	30.608	0.000	2.910	0.000	89.068	89.068
12-2030	0.000	15.514	0.000	13.575	0.000	2.910	0.000	39.504	39.504
12-2031	0.000	2.169	0.000	1.898	0.000	2.910	0.000	5.523	5.523
12-2032
12-2033
S TOT	0.000	1789.815	0.000	1566.088	0.000	2.910	0.000	4557.316	4557.316
AFTER	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
TOTAL	0.000	1789.815	0.000	1566.088	0.000	2.910	0.000	4557.316	4557.316
--END--	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
MO-YEAR	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
-------	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----
12-2019	8.093	16.282	14.904	0.000	0.000	700.000	-413.633	-413.633	-399.701
12-2020	22.246	44.757	48.024	0.000	0.000	350.000	430.111	16.478	-30.647
12-2021	22.110	44.484	59.616	0.000	0.000	0.000	763.468	779.946	570.955
12-2022	16.583	33.363	59.616	0.000	0.000	0.000	557.697	1337.642	970.461
12-2023	12.437	25.022	59.616	0.000	0.000	0.000	403.369	1741.011	1233.146
12-2024	9.328	18.767	59.616	0.000	0.000	0.000	287.622	2028.633	1403.426
12-2025	6.996	14.075	59.616	0.000	0.000	0.000	200.813	2229.446	1511.504
12-2026	5.247	10.556	59.616	0.000	0.000	0.000	135.706	2365.152	1577.902
12-2027	3.935	7.917	59.616	0.000	0.000	0.000	86.875	2452.027	1616.544
12-2028	2.951	5.938	59.616	0.000	0.000	0.000	50.252	2502.280	1636.864
12-2029	2.214	4.453	59.616	0.000	0.000	0.000	22.785	2525.065	1645.240
12-2030	0.982	1.975	31.464	0.000	0.000	0.000	5.083	2530.147	1646.943
12-2031	0.137	0.276	4.968	0.000	0.000	0.000	0.141	2530.288	1646.987
12-2032
12-2033
S TOT	113.258	227.866	635.904	0.000	0.000	1050.000	2530.288	2530.288	1646.987
AFTER	0.000	0.000	0.000	0.000	0.000	0.000	0.000	2530.288	1646.987
TOTAL	113.258	227.866	635.904	0.000	0.000	1050.000	2530.288	2530.288	1646.987
		OIL	GAS				P.W.	% P.W.,	M$
GROSS WELLS		--------- 3.0	--------- 0.0	LIFE, YRS.		12.25	------ 5.00	-------- 2026.920
GROSS ULT., MB & MMF		0.000	1789.815	DISCOUNT %		10.00	10.00	1646.987
GROSS CUM., MB & MMF		0.000	0.000	UNDISCOUNTED PAYOUT, YRS.		1.96	12.00	1520.846
GROSS RES., MB & MMF		0.000	1789.815	DISCOUNTED PAYOUT, YRS.		2.05	15.00	1353.688
NET RES., MB & MMF		0.000	1566.088	UNDISCOUNTED NET/INVEST.		3.41	20.00	1122.820
NET REVENUE, M$		0.000	4557.316	DISCOUNTED NET/INVEST.		2.70	25.00	938.003
INITIAL PRICE, $		0.000	2.910	RATE-OF-RETURN, PCT.		100.00	40.00	561.472
INITIAL N.I., PCT.		0.000	87.500	INITIAL W.I., PCT.		100.000	60.00	284.994
							80.00	130.152
							100.00	35.798

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT.

LEE KEELING AND ASSOCIATES, INC.

Exhibit 99.1

MOUNTAINEER STATE ENERGY, INC.	DATE : 03/14/2019
OHIO AND WEST VIRGINIA PROPERTIES	TIME : 16:29:50
POSSIBLE RESERVES	DBS : MountaineerSt
SETTINGS: LKA0119
SCENARIO : LKA0119

R E S E R V E S A N D E C O N O M I C S

AS OF DATE: 01/2019

--END-- MO-YEAR	GROSS OIL PRODUCTION	GROSS GAS PRODUCTION	NET OIL PRODUCTION	NET GAS PRODUCTION	NET OIL PRICE	NET GAS PRICE	NET OIL SALES	NET GAS SALES	TOTAL NET SALES
-------	---MBBLS---	----MMCF---	---MBBLS---	----MMCF---	---$/BBL---	---$/MCF---	-----M$----	-----M$----	-----M$----
12-2019	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
12-2020	0.000	57.213	0.000	50.061	0.000	2.910	0.000	145.679	145.679
12-2021	0.000	142.119	0.000	124.355	0.000	2.910	0.000	361.872	361.872
12-2022	0.000	106.590	0.000	93.266	0.000	2.910	0.000	271.404	271.404
12-2023	0.000	79.942	0.000	69.949	0.000	2.910	0.000	203.553	203.553
12-2024	0.000	59.957	0.000	52.462	0.000	2.910	0.000	152.665	152.665
12-2025	0.000	44.967	0.000	39.347	0.000	2.910	0.000	114.498	114.498
12-2026	0.000	33.726	0.000	29.510	0.000	2.910	0.000	85.874	85.874
12-2027	0.000	25.294	0.000	22.132	0.000	2.910	0.000	64.405	64.405
12-2028	0.000	18.971	0.000	16.599	0.000	2.910	0.000	48.304	48.304
12-2029	0.000	14.228	0.000	12.449	0.000	2.910	0.000	36.228	36.228
12-2030	0.000	10.671	0.000	9.337	0.000	2.910	0.000	27.171	27.171
12-2031	0.000	2.927	0.000	2.561	0.000	2.910	0.000	7.454	7.454
12-2032
12-2033
S TOT	0.000	596.605	0.000	522.029	0.000	2.910	0.000	1519.106	1519.106
AFTER	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
TOTAL	0.000	596.605	0.000	522.029	0.000	2.910	0.000	1519.106	1519.106
--END--	AD VALOREM	PRODUCTION	DIRECT OPER	INTEREST	CAPITAL	EQUITY	FUTURE NET	CUMULATIVE	CUM. DISC.
MO-YEAR	TAX	TAX	EXPENSE	PAID	REPAYMENT	INVESTMENT	CASHFLOW	CASHFLOW	CASHFLOW
-------	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----	-----M$----
12-2019	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
12-2020	3.620	7.284	6.624	0.000	0.000	350.000	-221.850	-221.850	-193.369
12-2021	8.993	18.094	19.872	0.000	0.000	0.000	314.913	93.063	54.777
12-2022	6.745	13.570	19.872	0.000	0.000	0.000	231.217	324.280	220.410
12-2023	5.059	10.178	19.872	0.000	0.000	0.000	168.444	492.724	330.105
12-2024	3.794	7.633	19.872	0.000	0.000	0.000	121.365	614.090	401.957
12-2025	2.846	5.725	19.872	0.000	0.000	0.000	86.056	700.146	448.272
12-2026	2.134	4.294	19.872	0.000	0.000	0.000	59.574	759.720	477.421
12-2027	1.601	3.220	19.872	0.000	0.000	0.000	39.712	799.432	495.085
12-2028	1.200	2.415	19.872	0.000	0.000	0.000	24.816	824.248	505.119
12-2029	0.900	1.811	19.872	0.000	0.000	0.000	13.644	837.893	510.135
12-2030	0.675	1.359	19.872	0.000	0.000	0.000	5.265	843.158	511.894
12-2031	0.185	0.373	6.624	0.000	0.000	0.000	0.272	843.429	511.980
12-2032
12-2033
S TOT	37.753	75.955	211.968	0.000	0.000	350.000	843.429	843.429	511.980
AFTER	0.000	0.000	0.000	0.000	0.000	0.000	0.000	843.429	511.980
TOTAL	37.753	75.955	211.968	0.000	0.000	350.000	843.429	843.429	511.980
		OIL	GAS				P.W.	% P.W.,	M$
GROSS WELLS		--------- 1.0	--------- 0.0	LIFE, YRS.		12.33	------ 5.00	-------- 652.075
GROSS ULT., MB & MMF		0.000	596.605	DISCOUNT %		10.00	10.00	511.980
GROSS CUM., MB & MMF		0.000	0.000	UNDISCOUNTED PAYOUT, YRS.		2.70	12.00	466.472
GROSS RES., MB & MMF		0.000	596.605	DISCOUNTED PAYOUT, YRS.		2.78	15.00	407.066
NET RES., MB & MMF		0.000	522.029	UNDISCOUNTED NET/INVEST.		3.41	20.00	326.958
NET REVENUE, M$		0.000	1519.106	DISCOUNTED NET/INVEST.		2.70	25.00	264.754
INITIAL PRICE, $		0.000	2.910	RATE-OF-RETURN, PCT.		100.00	40.00	145.081
INITIAL N.I., PCT.		0.000	87.500	INITIAL W.I., PCT.		100.000	60.00	66.139
							80.00	27.372
							100.00	6.830

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT.

LEE KEELING AND ASSOCIATES, INC.

Exhibit 99.1

SCHEDULE 2

Exhibit 99.1

ESTIMATED RESERVES AND FUTURE NET REVENUE

MOUNTAINEER STATE ENERGY, INC.

MAXIMUM TO MINIMUM LEASE SUMMARY

AS OF DECEMBER 31, 2018

(SORTED BY RESERVE CATEGORY, DFNR)

DFNR

ARIES ID.	Lease	RSV CAT	State	Location	Gross OIL MBO	GROSS GAS MMCF	NET OIL MBO	NET GAS MMCF	WORKING INTEREST	REVENUE INTEREST	CASHFLOW (M$)	DISC 10% (M$)
PROVED DEVELOPED PRODUCING RESERVES
222	ROGER GAUL #274	1PDP	OH	MEIGS	5.872	45.096	5.138	39.459	1.000000	0.875000	332.734	174.302
221	KARL RUSSELL #273	1PDP	OH	MEIGS	6.998	6.888	6.123	6.027	1.000000	0.875000	292.157	154.368
1	MYERS # 401 BEREA WELL	1PDP	OH	MEIGS	10.491	9.335	5.141	4.574	0.560000	0.490000	253.674	118.624
11	JIM ROUSH #178	1PDP	OH	MEIGS	4.745	15.768	4.152	13.797	1.000000	0.875000	212.974	115.764
2	GUAL # 402 BEREA	1PDP	OH	MEIGS	2.957	12.349	2.587	10.805	1.000000	0.875000	143.506	98.737
233	JACKSON CO., WV #347	1PDP	WV	JACKSON	0.000	101.428	0.000	88.749	1.000000	0.875000	73.329	59.234
6	JAY BLACKWOOD #165	1PDP	OH	MEIGS	2.227	7.910	1.949	6.921	1.000000	0.875000	62.499	36.591
238	F.BERL BOGGS #190	1PDP	OH	MEIGS	1.656	3.770	1.449	3.299	1.000000	0.875000	43.808	28.585
230	RUTH MYERS #181	1PDP	OH	MEIGS	1.146	6.921	1.003	6.056	1.000000	0.875000	35.125	26.302
171	CALHOUN CO., WV - COMPOSITE	1PDP	WV	CALHOUN	0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
170	JACKSON CO., WV - COMPOSITE	1PDP	WV	JACKSON	0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
8	JIM BERNARD #167	1PDP	OH	MEIGS	0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
7	LLOYD BLACKWOOD #166	1PDP	OH	MEIGS	0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
168	ATHENS CO., OHIO - COMPOSITE	1PDP	OH	ATHENS	0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
172	MEIGS CO., OHIO - COMPOSITE	1PDP	OH	MEIGS	0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
169	ROANE CO., WV - COMPOSITE	1PDP	WV	ROANE	0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
					36.092	209.464	27.541	179.687			1,449.808	812.508

TOTAL PROVED DEVELOPED PRODUCING RESERVES

PROBABLE UNDEVELOPED RESERVES

234 ORISKANY PROB 1 6PROB	WV JACKSON	0.000	596.605	0.000	522.029	1.000000	0.875000	843.430	567.710
235 ORISKANY PROB 2 6PROB	WV JACKSON	0.000	596.605	0.000	522.029	1.000000	0.875000	843.429	563.178
236 ORISKANY PROB 3 6PROB	WV JACKSON	0.000	596.605	0.000	522.029	1.000000	0.875000	843.430	516.100
TOTAL PROBABLE UNDEVELOPED RESERVES POSSIBLE UNDEVELOPED RESERVES		0.000	1,789.815	0.000	1,566.088			2,530.288	1,646.987
237 ORISKANY POSS 1 7POSS	WV JACKSON	0.000	596.605	0.000	522.029	1.000000	0.875000	843.429	511.980
	TOTAL POSSIBLE UNDEVELOPED RESERVES	0.000	596.605	0.000	522.029			843.429	511.980
	TOTAL PROVED RESERVES	36.092	2,595.884	27.541	2,267.805			4,823.526	2,971.475

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT.

LEE KEELING AND ASSOCIATES, INC.

Exhibit 99.1

SCHEDULE 3

Exhibit 99.1

ESTIMATED RESERVES AND FUTURE NET REVENUE

MOUNTAINEER STATE ENERGY, INC.

MAXIMUM TO MINIMUM LEASE SUMMARY

AS OF DECEMBER 31, 2018

(SORTED BY RESERVE CATEGORY, DFNR)

DFNR

ARIES ID.	Lease	RSV CAT	State	Location	Gross OIL MBO	GROSS GAS MMCF	NET OIL MBO	NET GAS MMCF	WORKING INTEREST	REVENUE INTEREST	CASHFLOW (M$)	DISC 10% (M$)
168	ATHENS CO., OHIO - COMPOSI	1PDP	OH	ATHENS	0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
171	CALHOUN CO., WV - COMPOSI	1PDP	WV	CALHOUN	0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
238	F.BERL BOGGS #190	1PDP	OH	MEIGS	1.656	3.770	1.449	3.299	1.000000	0.875000	43.808	28.585
2	GUAL # 402 BEREA 402	1PDP	OH	MEIGS	2.957	12.349	2.587	10.805	1.000000	0.875000	143.506	98.737
170	JACKSON CO., WV - COMPOSI	1PDP	WV	JACKSON	0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
233	JACKSON CO., WV #347	1PDP	WV	JACKSON	0.000	101.428	0.000	88.749	1.000000	0.875000	73.329	59.234
6	JAY BLACKWOOD #165	1PDP	OH	MEIGS	2.227	7.910	1.949	6.921	1.000000	0.875000	62.499	36.591
8	JIM BERNARD #167	1PDP	OH	MEIGS	0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
11	JIM ROUSH #178	1PDP	OH	MEIGS	4.745	15.768	4.152	13.797	1.000000	0.875000	212.974	115.764
221	KARL RUSSELL #273	1PDP	OH	MEIGS	6.998	6.888	6.123	6.027	1.000000	0.875000	292.157	154.368
7	LLOYD BLACKWOOD #166	1PDP	OH	MEIGS	0.000	0.000	0.000	0.000	0.000000	0.000000	0.000	0.000
172	MEIGS CO., OHIO - COMPOSIT	1PDP	OH	MEIGS	0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
1	MYERS # 401 BEREA WELL 40	1PDP	OH	MEIGS	10.491	9.335	5.141	4.574	0.560000	0.490000	253.674	118.624
237	ORISKANY POSS 1	7POSS	WV	JACKSON	0.000	596.605	0.000	522.029	1.000000	0.875000	843.429	511.980
234	ORISKANY PROB 1	6PROB	WV	JACKSON	0.000	596.605	0.000	522.029	1.000000	0.875000	843.430	567.710
235	ORISKANY PROB 2	6PROB	WV	JACKSON	0.000	596.605	0.000	522.029	1.000000	0.875000	843.429	563.178
236	ORISKANY PROB 3	6PROB	WV	JACKSON	0.000	596.605	0.000	522.029	1.000000	0.875000	843.430	516.100
169	ROANE CO., WV - COMPOSITE	1PDP	WV	ROANE	0.000	0.000	0.000	0.000	1.000000	0.875000	0.000	0.000
222	ROGER GAUL #274	1PDP	OH	MEIGS	5.872	45.096	5.138	39.459	1.000000	0.875000	332.734	174.302
230	RUTH MYERS #181	1PDP	OH	MEIGS	1.146	6.921	1.003	6.056	1.000000	0.875000	35.125	26.302
		TOTAL PROVED RESERVES			36.092	2,595.884	27.541	2,267.805			4,823.526	2,971.475

THIS SCHEDULE IS PART OF A REPORT AND SUBJECT TO QUALIFICATIONS OF THE REPORT.

LEE KEELING AND ASSOCIATES, INC.